UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

Date of report (date of earliest event reported):

October 24, 2007

PDL BioPharma, Inc.

(Exact name of registrant as specified in its charter)

Delaware	000-19756	94-3023969
(State or other jurisdiction of incorporation)	(Commission File No.)	(I.R.S. Employer Identification No.)

1400 Seaport Boulevard

Redwood City, California 94063

(Address of principal executive offices)

Registrant’s telephone number, including area code:

(650) 454-1000

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.	Entry into a Material Definitive Agreement.

The matters described in Item 5.02 of this Current Report on Form 8-K are incorporated herein by reference.

Item 5.02.	Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers; Compensatory Arrangements of Certain Officers.

(e) On October 3, 2007, PDL BioPharma, Inc. (the “Company” or “we”) filed a Form 8-K disclosing that effective October 1, 2007, L. Patrick Gage, Ph.D. was elected our Interim Chief Executive Officer. At that time, we had not yet entered into any plan, contract or arrangement with Dr. Gage or made any grant or award to Dr. Gage in connection with Dr. Gage’s election to the position of Interim Chief Executive Officer of the Company. On October 24, 2007, we entered into an offer letter agreement with Dr. Gage (the “Offer Letter”), which sets forth the terms of Dr. Gage’s compensation package for his service as Interim Chief Executive Officer.

Pursuant to the Offer Letter, we will employ Dr. Gage as an at-will employee for an annual base salary of $650,000. Dr. Gage’s annual target bonus is 75% and would be adjusted for company and personal performance. Dr. Gage’s bonus with respect to 2007 service would be prorated based on his start of service of October 1, 2007 and would be based on Dr. Gage’s contribution to the Company’s achievement of 2007 goals and objectives in the fourth quarter of 2007 and his individual performance during this period.

We also agreed to grant Dr. Gage an option to purchase 100,000 shares of Common Stock pursuant to the Offer Letter (the “New Hire Option”) effective two trading days after the public release of our results of operations and financial condition for the quarter ended September 30, 2007. The New Hire Option will vest in equal monthly increments over 24 months with a vesting commencement date of October 1, 2007.

Dr. Gage will not be deemed a “Participant” under the Company’s Executive Retention and Severance Plan (“ERSP”) and will not be entitled to any of the rights or benefits under the ERSP to which the “Chief Executive Officer” (as that term is defined in the ERSP) would be entitled in certain circumstances, notwithstanding Dr. Gage’s position as Interim Chief Executive Officer.

In the event a “Change in Control” (as that term is defined in PDL’s 2005 Equity Incentive Plan) occurs during Dr. Gage’s employment, any unvested portion of the New Hire Option would become vested effective as of the date of the Change in Control. If a Change in Control occurs during Dr. Gage’s employment but prior to the expected payout date for 2007 bonuses, we would accelerate the payout of his 2007 bonus to immediately prior to the Change in Control. If a Change in Control occurs during Dr. Gage’s employment but after January 1, 2008 and prior to the expected payout date for 2008 bonuses, we would pay Dr. Gage a prorated amount of his 2008 bonus immediately prior to the Change in Control.

We also agreed pursuant to the Offer Letter to provide Dr. Gage certain perquisites during his employment and until October 1, 2008, which consist of:

•	Reimbursement of Dr. Gage of up to $5,000 per month for actual housing and rental expenses for a residence in the San Francisco Bay Area;

•

Reimbursement of Dr. Gage for the reasonable food and hotel lodging expenses Dr. Gage has incurred and may incur until November 15, 2007 on trips to the San Francisco Bay Area in the course of his service as Interim Chief Executive Officer;

•	Reimbursement of Dr. Gage for the actual expense of up to two round-trip airline flights per month between the San Francisco Bay Area and any airport in reasonable proximity to his current home; and

•	Reimbursement of Dr. Gage for his automobile rental costs incurred during trips to the San Francisco Bay Area in the course of his service as Interim Chief Executive Officer.

Our obligation to reimburse Dr. Gage for the rental housing, airline flight, automobile rental and other expenses described above would terminate if Dr. Gage relocates his primary residence to the San Francisco Bay Area.

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The Offer Letter is attached hereto as Exhibit 10.1 and incorporated herein by reference. The foregoing description of the Offer Letter is qualified in its entirety by reference to Exhibit 10.1.

On October 28, 2007, following discussions between Dr. Gage and the Compensation Committee, the Compensation Committee approved revisions to the terms of Dr. Gage’s New Hire Option to provide that (i) in the event Dr. Gage and the Company’s Board of Directors (the “Board”) agree that Dr. Gage should resign as an employee of the Company but continue serving as a member of the Board, the number of vested shares under the New Hire Option would be increased by 50,000 shares (not to exceed 100,000 vested option shares in total) on the date of such resignation as an employee and (ii) the vesting commencement date for the New Hire Option would be October 1, 2007 instead of the grant date of the New Hire Option. These revised terms will be reflected in the stock option agreement to be entered into between Dr. Gage and the Company in connection with the grant of the New Hire Option.

Also, on October 24, 2007, the Compensation Committee of the Board of Directors of the Company approved a payment of $12,500 to Dr. Gage for his service as Executive Chairman of the Company from August 19, 2007 to September 28, 2007. This payment is in addition to the compensation to which Dr. Gage was entitled pursuant to the Board’s compensation policy for non-employee directors, including compensation with respect to Dr. Gage’s service as Chairman of the Board during this period. Because Dr. Gage became an employee of the Company effective October 1, 2007, he ceased being eligible to receive any compensation with respect to his service as a member of our Board of Directors, which is consistent with the Board’s compensation policy.

Item 9.01	Financial Statements and Exhibits.

(d)	Exhibits

Exhibit No.	Exhibit Description

10.1	Offer Letter between PDL BioPharma, Inc. and L. Patrick Gage, Ph.D. dated October 24, 2007

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: October 30, 2007

PDL BioPharma, Inc.

By:	/s/ Andrew Guggenhime
Andrew Guggenhime
Senior Vice President and Chief Financial Officer

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